Exhibit 99.01

            Elamex Announces Third Quarter 2003 Financial Results

    EL PASO, Texas, Dec. 12 /PRNewswire-FirstCall/ -- Elamex S.A. de C.V. (Nasdaq: ELAME), a diversified manufacturing services company with food, plastics and metals operations and real estate holdings in Mexico and the United States, today announced financial results for the third quarter ended October 3, 2003.

    Thirteen Weeks Ended October 3, 2003
    Third quarter 2003 consolidated net sales totaled $38.5 million compared with $37.6 million for the third quarter of 2002, a 2% increase. The Food Products segment (Franklin Connections acquisition effective June 28, 2002) represented $19.1 million or 50% of third quarter 2003 consolidated net sales, compared with $13.7 million, or 36% of consolidated net sales for the third quarter of 2002. Shelter Services generated $4.9 million in third quarter 2003 net sales, a year-over-year decrease of 40% due primarily to the divestiture of the majority of this business segment during the second quarter of 2003. There was $4.2 million in inter-segment sales between Food Products and Shelter Services that was eliminated in consolidated net sales for the third quarter of 2003. Metal Stamping segment (Precision Tool, Die and Machine Company) sales increased slightly during the third quarter of 2003, totaling $18.7 million or 49% of consolidated net sales for the period.
    Cost of sales increased 9% or $3.0 million for the third quarter of 2003 due primarily to increased cost of sales of $3.4 million at Precision. The increase in cost of sales at Precision was caused primarily by an increase in material cost of $1.9 million, an increase in labor costs of $830 thousand, an increase in factory overhead of $380 thousand, and an increase in depreciation expense of $240 thousand. These increases were mainly due to the start-up of new product lines and the breakdown of two press machines.
    The Company recorded an adjustment of $2.1 million as a reduction to inventory resulting from an inventory count at Precision subsequent to the quarter end in order to properly reflect inventory and cost of goods sold as of October 3, 2003. This unexpected inventory issue and related concerns about Precision's liquidity and controls resulted in the Company's late filing of its Form 10Q report with the Securities and Exchange Commission for the period. Management is currently in the process of developing improved systems and controls to be implemented at Precision.
    Gross profit was $2.3 million or 6% of sales for the third quarter of 2003, compared with gross profit of $4.4 million or 12% of sales for the third quarter of 2002.
    Total operating expenses for the third quarter of 2003 were $5.7 million compared with $5.6 million for the third quarter of 2002.
    The Company recorded an increase to its valuation allowance for deferred tax assets in Mexico of $2.1 million, resulting in increased income tax expense for the third quarter of 2003. SFAS No. 109, "Accounting for Income Taxes," requires that a valuation allowance be established when it is "more likely than not" that all or a portion of deferred tax assets will not be realized. As a result of the review by management in the third quarter of 2003, the Company concluded that it was appropriate to increase the valuation allowance for most of the net deferred tax assets arising from its operations in Mexico. The total valuation allowance for Mexico deferred tax assets was $6.5 million as of October 3, 2003. The Company's income tax provision was $1.1 million for the third quarter of 2003 compared with an income tax benefit of $384 thousand for the third quarter of 2002.
    Including the increase in the valuation allowance for deferred tax assets recorded as an increased income tax provision, Elamex reported a net loss of $5.7 million or $0.76 per basic and diluted share for the third quarter of 2003, compared with a net loss of $2.2 million or $0.30 per basic and diluted share for the third quarter of 2002.

    Thirty-nine Weeks Ended October 3, 2003
    For the 39 weeks ended October 3, 2003, the Company reported a net sales increase of 31% to $119.3 million compared with $91.3 million for the comparable period in 2002. Gross profit increased to $12.4 million, or 10% of sales, for the 39 weeks ended October 3, 2003 compared with $8.5 million, or 9% of sales, for the comparable period in 2002.
    Operating expenses increased to $21.4 million for the 39 weeks ended October 3, 2003 from $9.1 million for the 39 weeks ended September 27, 2002. The increase was primarily related to Food Services expenses during the first two quarters of 2003 following the June 28, 2002 acquisition of Franklin Connections. Year-to-date 2003 operating expenses also included a first quarter impairment of $3.6 million in goodwill associated with the Precision Tool & Die acquisition in 1999.
    Net loss for the 39 weeks ended October 3, 2003 was $11.0 million, or $1.46 per basic and diluted share, compared with a net loss of $4.2 million, or $0.59 per basic and diluted share for the 39 weeks ended September 27, 2002.

    Financial Condition
    At October 3, 2003, the Company had cash and cash equivalents and restricted cash totaling $5.4 million and total assets of $124.3 million. Long-term debt and capital leases, excluding current portion, totaled $23.7 million at October 3, 2003, and stockholders' equity totaled
$54.7 million.

    Commentary
    "Clearly, our bottom line results for the third quarter are disappointing given our unexpected increase in cost of goods sold at Precision and our increased valuation allowance associated with deferred tax asset realization," said Elamex President and Chief Executive Officer Richard P. Spencer. "Precision's performance has been marginal for some time now relating to weakness in end market demand in the automotive and appliance sectors, and now we have identified the need for improved internal controls to better assess inventory balances on an ongoing basis."
    Precision is subject to debt agreements that contain a number of affirmative and negative covenants, including limitations on additional borrowings and maintenance of certain financial ratios. Precision is not in compliance with certain of these covenants as of and for the quarter ended October 3, 2003. Elamex has not guaranteed nor is it otherwise liable for the bank debt of Precision. The Company currently does not intend to guarantee the bank indebtedness of Precision or otherwise provide any support or collateral for this obligation. The Company also currently does not intend to fund any future cash flow requirements for Precision. Based on current information, the Company does not believe that Precision will generate sufficient cash flow to fund its short-term liquidity requirements, including the ability to repay the indebtedness due to the bank or for Precision to be in compliance with the covenants under the loan agreement. Precision intends to negotiate with the bank in an attempt to avoid a default under the loan agreement and the exercise by the bank of its rights under the loan agreement. In the event Precision is not successful in its negotiations, Precision will be required to take such actions as are necessary to protect the interests of all of its creditors which could include the filing for protection from creditors under Chapter 11 of the U.S. bankruptcy laws. The consolidated financial statements presented herein include the accounts of Precision, which have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
    Commenting on the Company's Food Products segment, Spencer stated, "Food Products continued to perform well during the third quarter, with net sales increasing 2% sequentially and 39% year-over-year. Our current strategies for our food division are aimed at improving the margin structure through an emphasis on retail candy sales and private label merchandising programs with large mass merchandisers, grocery retailers and drugstore chains, as well as improvements to our cost structure."

    Teleconference
    Management will host a conference call today at 9:00 a.m. Mountain/11:00 a.m. Eastern to discuss third quarter 2003 operating performance. To participate in the conference call, please dial 800-346-7359, conference entry code 36897, at least ten minutes prior to the initiation of the teleconference. For international calls, please dial 973-528-0008. Remarks by management made during the teleconference will be posted on the Elamex web site at www.elamex.com . A replay will be available December 15 through December 19, 2003, by dialing 800-332-6854 for domestic callers or 973-528-0005 for international callers, conference entry code 36897.

    About Elamex
    Elamex is a Mexican company with manufacturing operations and real estate holdings in Mexico and the United States. The Company is involved in the production of food items related to its candy manufacturing and nut packaging operations, and metal and plastic parts for the appliance and automotive industries. Elamex's competitive advantage results from its demonstrated capability to leverage low cost, highly productive labor, strategic North American locations, recognized quality and proven ability to combine high technology with labor-intensive manufacturing processes in world-class facilities. As a value added provider, Elamex's key business objectives include superior customer satisfaction, long term supplier relationships and employee growth and development, with the ultimate goal of continuously building shareholder value.

    Press releases by Elamex may include forward-looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the Company's future growth and development. Information contained herein should be read in conjunction with the Company's Form 10-Q filing with the Securities and Exchange Commission for the period ended October 3, 2003.

    There is a risk that the liquidity concerns for Precision may have an adverse effect on the Company and its business. The Company has not guaranteed nor is it otherwise liable for the indebtedness of Precision. However, the Company's other customers, suppliers and creditors may be concerned that the liquidity concerns for Precision will make the Company a less creditworthy consolidated entity with whom to conduct business and may discontinue business with the Company or may restrict the extension of credit. If this occurs, the Company's business and its financial condition could be adversely affected.

    For further information, please contact: Sam Henry, Chief Financial Officer of Elamex, +1-915-298-3071, sam.henry@elamex.com; or General Information, Kristen McNally, +1-310-407-6548, kmcnally@financialrelationsboard.com, or Investor Information, Brandi Piacente, +1-415-248-3430, bpiacente@financialrelationsboard.com, both of Financial Relations Board, for Elamex.


     ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
     CONSOLIDATED CONDENSED BALANCE SHEETS
     (IN THOUSANDS OF U.S. DOLLARS)
     (Unaudited)

                                              October 3,        December 31,
                                                 2003               2002
    Assets

    Current assets                              $40,991            $45,906
    Property, plant and equipment, net           70,115             69,979
    Other assets, net                            13,175             18,616
                                               $124,281           $134,501

    Liabilities and Stockholders' Equity

    Current liabilities                         $45,868            $32,407
    Long-term debt and liabilities               23,732             36,429
    Total liabilities                            69,600             68,836

    Stockholders' equity                         54,681             65,665
                                               $124,281           $134,501


     ELAMEX, S.A. DE C.V. AND SUBSIDIARIES
     CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
     (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE DATA)
     (UNAUDITED)

                           Thirteen Weeks ended    Thirty-nine Weeks ended
                          October 3, September 27, October 3, September 27,
                             2003        2002         2003         2002

    Net sales               $38,455     $37,580     $119,238     $91,296
    Cost of sales            36,117      33,153      106,905      82,767
    Gross profit              2,338       4,427       12,378       8,529

    Operating expenses:
    General and
     administrative           1,448       1,972        5,595       5,079
    Selling                   1,719       1,686        5,178       2,140
    Distribution              2,490       1,913        7,039       1,913
    Goodwill impairment          --          --        3,580          --
    Total operating
     expenses                 5,657       5,571       21,392       9,132
    Operating loss           (3,319)     (1,144)      (9,014)       (603)

    Other (expense) income:
    Interest income              --          46           14         487
    Interest expense           (873)       (970)      (2,597)     (1,367)
    Equity in loss of
     unconsolidated
     joint venture             (496)       (276)      (1,018)       (729)
    Gain on sale of certain
     shelter operations          --          --        1,680          --
    Other, net                   18        (274)         844        (559)
     Total other expense     (1,351)     (1,474)      (1,077)     (2,168)

    Loss before income
     taxes and cumulative
     effect of change in
     accounting principle    (4,670)     (2,618)     (10,091)     (2,771)

    Income tax provision
     (benefit)                1,069        (384)         864         534

    Loss before cumulative
     effect of change in
     accounting principle    (5,739)     (2,234)     (10,955)     (3,305)

    Cumulative effect of
     change in accounting
     principle, net of tax       --          --           --         853
     Net loss               $(5,739)    $(2,234)    $(10,955)    $(4,158)

    Other comprehensive
     loss, net of income
     tax benefit                 --       $(139)          --       $(139)

    Comprehensive loss       (5,739)     (2,373)     (10,955)     (4,297)

    Net loss per share,
     basic and diluted
     before cumulative
     effect of change in
     accounting principle    $(0.76)     $(0.30)      $(1.46)     $(0.47)

    Cumulative effect of
     change in accounting
     principle net of tax        --          --           --       (0.12)

    Net loss per share,
     basic and diluted       $(0.76)     $(0.30)      $(1.46)     $(0.59)
    Shares used to compute
     net loss per share,
     basic and diluted    7,502,561   7,510,762    7,506,127   7,080,987

SOURCE  Elamex S.A. de C.V.
    -0-                             12/12/2003
    /CONTACT: Sam Henry, Chief Financial Officer of Elamex, +1-915-298-3071, sam.henry@elamex.com; or General Information, Kristen McNally,
+1-310-407-6548, kmcnally@financialrelationsboard.com, or Investor Information, Brandi Piacente, +1-415-248-3430, bpiacente@financialrelationsboard.com, both of Financial Relations Board, for Elamex/
    /Web site:  http://www.elamex.com /
    (ELAME)

CO:  Elamex S.A. de C.V.
ST:  Texas
IN:  CHM FOD MNG RLT
SU:  ERN